Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Thar Pharmaceuticals, Inc.:

We consent to the use of our report dated April 13, 2016, with respect to the balance sheets of Thar Pharmaceuticals, Inc. as of December 31, 2014 and 2015, and the related statements of operations, convertible preferred stock and stockholders’ equity (deficit), and cash flows for the years then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated April 13, 2016 contains an explanatory paragraph that states that the Company has incurred recurring losses and negative cash flows from operations since inception and had an accumulated deficit at December 31, 2015 of $16.9 million which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

August 19, 2016